Exhibit 10.14

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of February 13, 2007 (the “Effective Date”) by and among National CineMedia, Inc., a Delaware corporation (“NCM Inc.”, the “Company”), National CineMedia, LLC, a Delaware limited liability company (“NCM LLC”), and Kurt C. Hall (“Executive”).

RECITALS

A. Executive currently serves as the President, Chief Executive Officer and Chairman of the Board of Directors of NCM LLC and the terms of his employment are covered by an employment agreement by and between Executive and NCM LLC, effective May 25, 2005, for a term of three years (the “Prior Agreement”).

B. NCM LLC and NCM Inc. have entered into an agreement for NCM Inc. to provide certain management services to NCM LLC.

C. In connection with the formation of NCM Inc. and the management services to be provided by NCM Inc. to NCM LLC, Executive will become employed by NCM Inc. and will perform services for NCM Inc., including services for the benefit of NCM LLC.

AGREEMENT

Executive, the Company and NCM LLC agree that the Prior Agreement is hereby assigned by NCM LLC to the Company, the Prior Agreement is hereby restated in the form of this Agreement, and NCM LLC remains directly liable for any payment obligations set forth in this Agreement. In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company, NCM LLC and Executive agree as follows:

1. Employment.

1.1 Position. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term (as defined herein) as its President and Chief Executive Officer and as a member of its Board of Directors. Executive shall report to the Board of Directors of the Company (the “Board”) and shall have the powers, responsibilities and authorities of chief executive officers of corporations of the size, type and nature of the Company, as it exists from time to time, as are assigned by the Board consistent with Executive’s position. At the request of the Company, Executive will serve as an officer and/or director of any of the Company’s subsidiaries for no additional compensation.

1.2 Duties. Subject to the terms and conditions of this Agreement, Executive hereby agrees to be employed as the President and Chief Executive Officer of the Company and to serve as a member of the Board, and agrees to devote such working time and efforts (except for permitted vacation periods and reasonable periods of illness and other incapacity), to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith so that such performance shall be his primary business activity. Executive shall perform such duties and exercise such powers with respect to the activities of the Company, commensurate with his positions as the President and Chief Executive Officer of the Company and as a member of the Board, as the Board shall from time to time reasonably delegate to him. Executive will be responsible for the selection of the members of the Company’s management team, subject to the good faith approval of the Board.

1.3 Other Service. Nothing in this Agreement shall preclude Executive from serving on boards of directors of other companies or trade organizations and participating in charitable, community or religious activities that do not substantially interfere with his duties and responsibilities hereunder or conflict with the interest of the Company.

1.4 Office. Executive’s primary office will be located in the Company’s office facility located in Centennial, Colorado, or any other location acceptable to Executive.

2. Term.

2.1 Term of Employment. Executive’s term of employment under this Agreement shall commence as of the Effective Date and, subject to the terms hereof, shall terminate on the earlier of (i) May 24, 2009, or (ii) termination of Executive’s employment pursuant to this Agreement (the “Term”); provided, however, that any termination of employment by Executive (other than for death or Permanent Disability) or by the Company may only be made upon 90 days prior written notice to the other party hereto. Executive shall resign from any and all positions, including board memberships, held by him with the Company or any subsidiary of the Company upon any termination of employment.

2.2 Extensions. On each May 24, commencing May 24, 2007, one year shall be added to the termination date specified in Section 2.1(i) hereof, so that as of each May 24, the remaining Term of Executive’s employment as determined under Section 2.1(i) hereof shall be three years.

3. Compensation.

3.1 Salary. The Company shall pay Executive a base salary (“Base Salary”) at the rate of $700,000 per annum. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. The Compensation Committee of the Board will review Executive’s salary at least annually and may increase (but not reduce) Executive’s Base Salary in its sole discretion. Once increased, such Base Salary shall not be reduced and, as so increased, shall constitute “Base Salary” hereunder.

3.2 Annual Bonus. In addition to his Base Salary, Executive shall be afforded a reasonable opportunity to earn an annual cash bonus (the “Bonus”) during the Term. In determining Executive’s bonus, Executive’s target bonus shall be at least 100% of Base Salary (the “Target Bonus”) and Executive’s stretch bonus shall be at least 150% of Base Salary. The Compensation Committee of the Board, after consultation with management, will, in conjunction with the preparation and approval of the Company’s annual budget, establish a reasonable performance target for the Company’s bonus plan for the next year based on the actual and projected performance of the Company; provided, however, for any year for which a budget is not adopted by the Board, the most recently approved performance target shall be applicable. Executive shall be eligible to receive any bonus awarded under the Company’s bonus plan so long as Executive is employed by the Company as of the last day of the Company’s fiscal year.

4. Employee Benefits.

4.1 Employee Benefit Programs, Plans and Practices. The Company shall during the Term provide Executive with coverage under all employee pension and welfare benefit programs, plans and practices (to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company generally makes available to its senior executives.

4.2 Vacation. While employed hereunder, Executive shall be entitled to no less than 20 business days paid vacation in each calendar year, which shall be taken at such times as are consistent with Executive’s responsibilities hereunder.

5. Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement. The Company will reimburse Executive for such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures.

6. Termination of Employment.

6.1 Termination Without Cause. Except as provided in Section 6.3, if Executive’s employment is terminated by the Company (other than for Permanent Disability, death or Cause), Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in Section 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs, and any unpaid payments of Base Salary previously earned, any unpaid Bonus earned or awarded for prior periods, accrued vacation and expense incurred for which Executive is entitled to reimbursement hereunder. If Executive is terminated under this Section 6.1, Executive shall also be entitled to receive:

(a) an amount in lieu of any other cash compensation beyond that provided in the immediately preceding sentence, which amount shall be equal to the sum of:

(i) the actual bonus, if any, he would have received in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days in such fiscal year prior to the date of Executive’s termination and the denominator of which is 365, payable at the same time as bonuses are paid to other executives;

(ii) two times Executive’s annual Base Salary; payable in installments as normal payroll over the 24 months following such termination of employment; and

(b) continued coverage for a 24-month period under any employee medical, health and life insurance plans in accordance with the respective terms thereof applicable to active employees (other than the requirement of continued employment);

provided, however, that payments and benefits due hereunder shall be reduced by any amounts owed by Executive to the Company and, where applicable, shall be made pursuant to COBRA.

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

6.2 Termination For Good Reason. Except as provided in Section 6.3, if Executive resigns for Good Reason (as defined below), Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in Section 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs, and any unpaid payments of Base Salary previously earned, any unpaid Bonus earned or awarded for prior periods, accrued vacation and expense incurred for which Executive is entitled to reimbursement hereunder. If Executive resigns under this Section 6.2, Executive shall also be entitled to receive:

(a) an amount (the “Section 6.2 Termination Amount”) in lieu of any other cash compensation beyond that provided in the immediately preceding sentence, which amount shall be equal to the sum of:

(i) the actual bonus, if any, he would have received in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days in such fiscal year prior to the date of Executive’s termination and the denominator of which is 365, payable at the same time as bonuses are paid to other executives;

(ii) two times Executive’s annual Base Salary; plus one times Executive’s Target Bonus; payable in a lump sum within 30 days following such termination of employment; and

(b) continued coverage for a 24-month period under any employee medical, health and life insurance plans in accordance with the respective terms thereof applicable to active employees (other than the requirement of continued employment); provided, however, that payments and benefits due hereunder shall be reduced by any amounts owed by the Executive to the Company and, where applicable, shall be made pursuant to COBRA.

Good Reason shall be defined as (i) a reduction in Executive’s Base Salary or the establishment of or any amendment to the annual cash bonus plan which would materially impair the ability of Executive to receive the Target Bonus (other than the establishment of reasonable performance targets to be set annually in good faith by the Board), (ii) a diminution of Executive’s titles, offices, positions or authority, excluding for this purpose a change in Executive’s status as Chairman of the Board and an action not taken in bad faith and which is remedied within twenty (20) days after receipt of written notice thereof given by Executive; or the assignment to Executive of any duties inconsistent with Executive’s position (including status or reporting requirements), authority, or material responsibilities, or the removal of Executive’s authority or material responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by the Company within twenty (20) days after receipt of notice thereof given by Executive, (iii) a transfer of Executive’s primary workplace by more than fifty (50) miles from the current workplace, (iv) a material breach of this Agreement by the Company which is not remedied within twenty (20) days after receipt of written notice thereof given by Executive, (v) Executive is not the President and Chief Executive Officer of the Company, or (vi) Executive is not a member of the Board.

6.3 Termination During a Change of Control. Notwithstanding Section 6.1 or 6.2, if within three months prior to or one year after a Change of Control (as defined below), Executive’s employment is terminated by the Company (other than for Permanent Disability, death or Cause) or the Executive resigns for Good Reason, Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in Section 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs, and any unpaid payments of Base Salary previously earned, any unpaid Bonus earned or awarded for prior periods, accrued vacation and expense incurred for which Executive is entitled to reimbursement hereunder. If Executive is terminated or resigns under this Section 6.3, Executive shall also be entitled to receive:

(a) an amount (the “Section 6.3 Termination Amount”) in lieu of any other cash compensation beyond that provided in the immediately preceding sentence, which amount shall be equal to the sum of:

(i) the actual bonus, if any, he would have received in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days in such fiscal year prior to the date of Executive’s termination and the denominator of which is 365, payable at the same time as bonuses are paid to other executives; and

(ii) two and one half times Executive’s annual Base Salary; plus two times Executive’s Target Bonus payable in a lump sum within 30 days following such termination of employment; and

(b) continued coverage for a 30-month period under any employee medical, health and life insurance plans in accordance with the respective terms thereof applicable to active employees (other than the requirement of continued employment); provided, however, that payments and benefits due hereunder shall be reduced by any amounts owed by the Executive to the Company and, where applicable, shall be made pursuant to COBRA.

A Change of Control shall be deemed to have occurred upon the occurrence of:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50%

or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) or (B) of paragraph (iv) below, or (E) any acquisition by a Founding Member (as defined in the National CineMedia, LLC Third Amended and Restated Limited Liability Operating Agreement, dated as of February 13, 2007); or

(ii) The acquisition by any Person, other than a Founding Member, of the right to (A) elect or (B) nominate for election or (C) designate for nomination pursuant to a Director Designation Agreement dated February 13, 2007 among the Company and the Founding Members, a majority of the members of the Company’s Board;

(iii) The acquisition by any Person, other than the Company or a Founding Member, of beneficial ownership of more than 50% of the Units of NCM LLC; or

(iv) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; and (y) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”); provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or was designated pursuant to a Director Designation Agreement dated February 13, 2007 among the Company and the Founding Members shall be considered as though such individual were a member of the Incumbent Board, at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or (B) the Founding Members beneficially own, more than 50% of, respectively, the outstanding shares of common stock or voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination; or

(v) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(vi) Approval by the members of NCM LLC of a complete liquidation or dissolution of NCM LLC.

6.4 Permanent Disability. If Executive is unable to engage in the activities required by Executive’s job by reason of any medically determined physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than six (6) consecutive months (“Permanent Disability”), the Company or Executive may terminate Executive’s employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

(i) the actual bonus, if any, he would have received in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until termination and the denominator of which is 365, payable at the same time as bonuses are paid to other executives;

(ii) for a period of one year from the time of termination of employment, other benefits to which he is then entitled in accordance with applicable plans and programs of the Company; and

(iii) accrued but unpaid Base Salary and such payments under applicable plans or programs, including but not limited to those referred to in Sections 4.1, 4.2 and 5 hereof, to which he is entitled pursuant to the terms of such plans or programs.

6.5 Death. In the event of Executive’s death during the Term, Executive’s estate or designated beneficiaries shall receive or commence receiving, as soon as practicable:

(i) the actual bonus, if any, he would have received in respect of the fiscal year in which his death occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until his death and the denominator of which is 365, payable at the same time as bonuses are paid to other executives;

(ii) continuation of the medical benefits pursuant to COBRA to which he, his surviving Spouse and “eligible dependents” (as defined below) were entitled at the time of his death, for a period of one year following his death at the expense of the Company; and

(iii) accrued but unpaid Base Salary and such payments under applicable plans or programs, including but not limited to those referred to in Sections 4.1, 4.2 and 5 hereof, to which Executive’s estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

“Eligible dependents” means dependents of Executive who are eligible to receive medical benefits under the Company’s medical plan.

6.6 Termination for Cause; Resignation by Executive.

(a) The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive’s employment is terminated by the Company for Cause or by Executive for any reason (other than by Executive for Good Reason or as a result of the Executive’s Permanent Disability or death) during the Term, Executive shall not be entitled to the payment of any compensation otherwise included under this Agreement. After the termination of Executive’s employment under this Section 6.6, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall thereupon cease and terminate.

(b) As used herein, the term “Cause” shall be limited to (i) any willful breach of any material written policy of the Company that results in material and demonstrable liability or loss to the Company; (ii) the engaging by Executive in conduct involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets); (iii) conviction of or entry of a plea of nolo contendere to a felony; or (iv) a material breach of this Agreement by engaging in action in violation of the restrictive covenants in this Agreement. No act or failure to act by the Executive shall be deemed “willful” if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

7. Indemnification. To the fullest extent permitted by the indemnification provisions of the charter, articles of incorporation and bylaws of the Company and the Limited Liability Operating Agreement of NCM LLC and any indemnification agreement between Executive and the Company or NCM LLC, in effect as of the date of this Agreement, and the indemnification provisions of the relevant statute of the jurisdiction of the Company’s and NCM LLC’s organization as in effect from time to time (collectively, the “Indemnification Provisions”), and in each case subject to the conditions hereof, the Company and NCM LLC jointly and severally agree to (i) indemnify Executive, as a director and officer of the Company or a subsidiary of the Company or a trustee or fiduciary of an employee benefit plan of the Company or a subsidiary of the Company, or, if Executive shall be serving in such capacity at the Company’s written request, as a director or officer of any other corporation (other than a subsidiary of the Company) or as a trustee or fiduciary of an employee benefit plan not sponsored by the Company or a subsidiary of the Company, against all liabilities and reasonable expenses that may be incurred by Executive in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan, and against which Executive may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by Executive in the defense of any proceeding to which Executive is a party because Executive is or was a director or officer of the Company or of NCM LLC, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan. The rights of Executive under the Indemnification Provisions shall survive the termination of the employment of Executive by the Company.

8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

National CineMedia, Inc.

9110 East Nichols Avenue, Suite 200

Centennial, CO 80112

Attn: Ralph E. Hardy, General Counsel

To NCM LLC:

National CineMedia, LLC

9110 East Nichols Avenue, Suite 200

Centennial, CO 80112

Attn: Ralph E. Hardy, General Counsel

To Executive:

Mr. Kurt C. Hall

12612 White Deer Drive

Littleton, CO 80127

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duty delivered as described above), and the third business day after the actual date of mailing hall constitute the time at which notice was given.

9. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. The non-prevailing party shall bear the costs of any legal fees and other fees and expenses which may be incurred by the prevailing party in respect of enforcing its respective rights under this Agreement.

10. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns, and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

11. Amendment. This Agreement may only be amended by written agreement of the Company and Executive.

12. Nondisclosure of Confidential Information: Non-Competition.

(a) Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates except, (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) as required by law. For purposes of this Section 12(a), “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing, acquisition and divestiture plans and other non-public, proprietary and confidential information of the Company, its subsidiaries, its affiliates (the “Restricted Group”) or suppliers or vendors, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof).

(b) During the period of his employment hereunder and for one year thereafter (except in the case where Executive terminates his employment with the Company for the Good Reason event described in clause (v) of the definition of “Good Reason”), Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in, or have any financial interest in, any business in Competition (as defined in Section 12(c)) with the business of the Restricted Group and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or hire for the benefit of anyone, other than the Restricted Group, any person who is, or was at any time during the six (6) months immediately preceding the time of the solicitation or hiring by Executive employed by the Restricted Group (other than Executive’s secretary or other administrative employee who worked directly for him).

(c) For purposes of this Section 12, a business shall be deemed to be in “Competition” with the Restricted Group if it sells, promotes or distributes advertising through digital media for display at movie theatres or other public venues or retail establishments. Nothing in this Section 12 shall be construed so as to preclude Executive from investing in a publicly or privately held company, provided Executive’s beneficial ownership of any class of such company’s securities does not exceed 1% of the outstanding securities of such class.

(d) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in equity, obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive and cease making any payments otherwise required by this Agreement; provided, however, that in the event a court of competent jurisdiction, which recognizes the validity of the provisions of this Section 12, finds Executive not to be in violation of the provisions of this Section 12, then the Company shall pay to Executive, in a lump sum, within ten days of such determination, all amounts that would have been payable to Executive hereunder through the date of such determination and continue making any other payments due with respect to periods of time subsequent to such determination in accordance with the provisions of this Agreement.

13. Beneficiaries: References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative, and the Company shall pay amounts payable under this Agreement, unless otherwise provided herein, in accordance with the terms of this Agreement, to Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

14. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 14 are in addition to the survivorship provisions of any other section of this Agreement.

15. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the state of Colorado, without reference to rules relating to conflicts of law.

16. Effect on Prior Agreements. Except for amendments to this Agreement, this Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive.

17. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

18. Section 409A; Deferred Compensation. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”), if necessary to avoid any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payments or benefits hereunder (without any reduction in such payments or benefits) until the date that is six months following the Executive’s termination of employment (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payment or other benefits due to the Executive hereunder could cause accelerated or additional tax under Section 409A of the Code, such payment or other benefits shall be deferred or otherwise restructured, to the extent possible, in a manner, determined by the Board (but subject to the reasonable consent of the Executive), to avoid any accelerated or additional tax. The Company shall consult with the Executive in good faith regarding application of this provision; provided that neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect thereto. Nothing contained in this Section 18 shall have the effect of increasing the amount of any payment or benefit which is otherwise owed by the Company to the Executive.

19. Performance. NCM LLC hereby agrees that it shall be directly and jointly and severally liable for the payment of all sums due hereunder.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below, to be effective as of the date set forth in the first paragraph.

NATIONAL CINEMEDIA, INC.
The Company; NCM Inc.

By:	/s/ Gary W. Ferrera
Gary W. Ferrera
Executive Vice President and Chief Financial Officer

Date:	February 12, 2007

NATIONAL CINEMEDIA, LLC
NCM LLC

By:	/s/ Gary W. Ferrera
National CineMedia, Inc., as Managing Member,
Gary W. Ferrera
Executive Vice President and Chief Financial Officer

Date:	February 12, 2007

EXECUTIVE

/s/ Kurt C. Hall
Kurt C. Hall

Date:	February 12, 2007